  Exhibit 99.1

Zoom Telephonics Reports Results for First Quarter 2017

Boston, MA, May 2, 2017 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading producer of cable modems and other communication products, today reported financial results for the first quarter ended March 31, 2017.

The Company reported net sales of $5.1 million for the first quarter ended March 31, 2017 (“Q1 2017”), up 89.1% from $2.7 million for the first quarter ended March 31, 2016 (“Q1 2016”). Zoom reported a net loss of $1.1 million or $0.07 per share for Q1 2017 compared to a net loss of $0.7 million or $0.05 per share for Q1 2016. The increased loss was primarily due to increases in advertising expenses, Motorola trademark royalties, and research and development expenses.

Gross profit was $1.7 million or 33.7% of net sales in Q1 2017, up from $0.8 million or 30.7% of net sales in Q1 2016.  The increase in gross profit in Q1 2017 was primarily due to increased sales, particularly for Motorola brand cable modems and gateways.

Operating expenses were $2.8 million or 54.1% of net sales in Q1 2017, compared to $1.6 million or 57.4% of net sales in Q1 2016. Selling expenses increased $1.1 million to $1.8 million in Q1 2017 due primarily to increases in advertising expenses and Motorola trademark royalty costs. General and administrative expenses decreased $38 thousand to $431 thousand from Q1 2016 to Q1 2017. Research and development expenses increased $161 thousand to $508 thousand in Q1 2017 due primarily to increases in certification expenses, contracted engineering software costs, and prototype materials.

On March 31, 2017, Zoom had $1.5 million drawn on a $3.0 million line of credit, working capital of $2.5 million, and a current ratio of 1.5.

“Overall we’re making good progress growing our retail presence and driving product development to support Zoom’s expansion into new markets,” stated Frank Manning, Zoom’s President and CEO. “Product development efforts continue for our three main product areas: cable modems and gateways, WiFi networking, and cellular products including cellular sensors. We have begun shipping our MX1200 Range Extender, and we expect to ship our MR1900 Router in May. These products launch our efforts in the WiFi local area networking space, and we’re excited about this opportunity. Furthermore, we recently received AT&T’s notice of network compatibility for two new USB cell modems, an important part of our push for success in the Internet of Things market. We believe that new product introductions and increased shelf space should result in increased revenues, even with the negative effect we’ve seen in former Time Warner Cable territories related to Charter’s purchase of Time Warner Cable and from price competition. As an example of our expanding retail presence, during Q1 2017 we placed a new product with Best Buy, a very important customer.”

Mr. Manning continued, “In addition to revenue growth, we are focused on driving efficiency in the business. Advertising expenses in Q1 2017 were high, but careful advertising tests and a revised strategy should enable us to reduce our advertising expenditures in Q2 2017. During Q1 2017 we also experienced high research and development costs, particularly for certifications and for contracted engineering services. These expenses should pay off in future quarters.”

Conference Call

Zoom has scheduled a conference call for Tuesday, May 2nd at 5:00 p.m. Eastern Time. You may access the conference call by dialing (877) 706-2128 if you are in the USA, and international callers may dial (706) 643-5255. The conference ID is 14375320. A slide presentation will accompany management’s remarks and may be accessed five minutes before the conference call at www.zoomtel.com/s1. Shortly after the conference call a recording of the call will be available on Zoom’s website at www.zoomtel.com/r1.

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. For more information about Zoom and its products, please see www.zoomtel.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Phone: 203-972-9200
jnesbett@institutionalms.com

ZOOM TELEPHONICS, INC.
Condensed Consolidated Balance Sheets
In thousands
(Unaudited)

	3/31/17	12/31/16

ASSETS

Current assets:

Cash	$99	$180
Accounts receivable, net	2,106	2,498
Inventories, net	4,680	4,927
Prepaid expenses and other	189	652

Total current assets	7,074	8,257

Property and equipment, net	152	176

Other assets	557	589

Total assets	$7,783	$9,022

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$1,546	$1,307
Accounts payable	1,914	2,502
Accrued expenses	1,129	1,052

Total current liabilities	4,589	4,861

Total liabilities	4,589	4,861

Stockholders’ equity:

Common stock and additional paid-in capital	40,162	40,041

Retained earnings (accumulated deficit)	(36,968)	(35,880)

Total stockholders’ equity	3,194	4,161

Total liabilities and stockholders’ equity	$7,783	$9,022

ZOOM TELEPHONICS, INC.
Condensed Consolidated Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended
	3/31/17	3/31/16

Net sales	$5,146	$2,721
Cost of goods sold	3,412	1,887

Gross profit	1,734	834

Operating expenses:
Selling	1,847	746
General and administrative	431	469
Research and development	508	347
Total operating expenses	2,786	1,562

Operating profit (loss)	(1,052)	(728)

Other income (expense), net	(37)	––

Income (loss) before income taxes	(1,089)	(728)

Income tax expense (benefit)	––	––

Net income (loss)	$(1,089)	$(728)

Earnings (loss) per share:
Basic Earnings (loss) per share	$(0.07)	$(0.05)
Diluted Earnings (loss) per share	$(0.07)	$(0.05)

Weighted average number of shares outstanding:
Basic	14,782	13,568
Diluted	14,782	13,568